SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 23, 2001

CYCH, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-27470 (Commission File Number)	54-1725021 (IRS Employer Identification No.)

P.O. Box 2759
Reston, Virginia 20195

(Address of principal executive offices) (Zip Code)

(703) 464-3200

(Registrant’s telephone number)

CYBERCASH, INC.

(Former Name, if Changed Since Last Report)

2100 Reston Parkway
Reston, Virginia 20191

(Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.

      On May 4, 2001, CyberCash, Inc. (“CyberCash”) consummated the sale of its operating assets. Pursuant to a joint bid made at a bankruptcy court-approved auction April 12, 2001, CyberCash’s Internet payment services assets were acquired by Verisign, Inc. (“VeriSign”) and CyberCash’s software assets were acquired by First Data Merchant Services Corporation (“First Data”). Proceeds from the sale were $23.9 million including purchase price adjustments.

      Excluded from the transaction are CyberCash’s financial assets, including cash on hand and accounts receivables. Also excluded are CyberCash’s interest in CyberCash K.K., its Japanese payment processing joint venture with SoftBank, as well as CyberCash’s investments in Commission Junction, X.com and Outbounder, Inc. (formerly UUCom). CyberCash intends to liquidate these financial assets through subsequent auctions.

      In connection with the closing of the sale of its assets, CyberCash changed its name to CYCH, Inc. on May 21, 2001.

Item 3. Bankruptcy or Receivership.

      As previously reported on Form 8-K, on March 2, 2001, CyberCash and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In re: CyberCash, Inc., et al, Case Nos. 01-00622 (MFW) through 01-00624 (MFW) (Bankr. D. Del.) March 2, 2001. On March 2, 2001, the bankruptcy court ordered that the case be administered jointly with the Office of the United States Trustee.

      Also as previously reported on Form 8-K, CyberCash agreed to sell all of its assets to Network 1 Financial Corporation (“Network 1”) pursuant to an Asset Purchase Agreement dated March 1, 2001. On March 23, 2001, the bankruptcy court authorized CyberCash to conduct an auction for the sale of all or substantially all of its assets pursuant to the form of the Network 1 Asset Purchase Agreement.

      On April 11, 2001, an auction was conducted in which VeriSign and First Data jointly submitted the winning bid. On April 17, 2001, the bankruptcy court authorized CyberCash to consummate the sale of its assets to VeriSign according to a revised Asset Purchase Agreement. The bankruptcy court recognized that VeriSign assigned a portion of the assets to First Data.

      As explained in Item 2, on May 4, 2001, CyberCash consummated the sale of its assets.

Item 7. Financial Statements and Exhibits.

Exhibits.
_______

2.1	Asset Purchase Agreement dated April 17, 2001 by and between CyberCash, Inc. and VeriSign, Inc.

2.2	First Amendment to the Asset Purchase Agreement by and between CyberCash, Inc. and VeriSign, Inc. dated May 4, 2001

99.1	Order by the U.S. Bankruptcy Court for the District of Delaware dated March 23, 2001

99.2	Order by the U.S. Bankruptcy Court for the District of Delaware dated April 17, 2001

99.3	Press release dated May 9, 2001

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	May 31, 2001	CYCH, Inc.

/s/ Thomas LaHaye
By: Thomas LaHaye Title: Vice President and Chief Financial Officer